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                                                                    Exhibit 99

              MORGAN STANLEY UK GROUP PROFIT

              SHARING SCHEME

              Report and Financial Statements


              31 December 1995 and 1994

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REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

TO THE MORGAN STANLEY GROUP INC. UK PROFIT SHARING COMMITTEE
AND PARTICIPANTS IN THE MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME


We have audited the accompanying statement of financial condition of the Morgan Stanley UK Group Profit Sharing Scheme as of 31 December 1995 and 1994 and the related statement of income and changes in plan equity for the years ended 31 December 1995, 1994 and 1993. These financial statements are the responsibility of the Scheme's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Scheme as of 31 December 1995 and 1994 and the income and changes in plan equity for the years ended 31 December 1995, 1994 and 1993 in conformity with United States generally accepted accounting principles.





/s/ Ernst & Young
    Chartered Accountants
    Registered Auditor
    London
    February 23, 1996



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Morgan Stanley UK Group Profit Sharing Scheme
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STATEMENT OF THE FINANCIAL CONDITION
at 31 December 1995




                                                                     1995          1994
                                                      Notes             $             $

ASSETS
Investments at market value Morgan Stanley
 Group Inc. Common Stock                                2,3    13,189,121     8,096,334
Amounts due from trustee                                            9,466        43,112
Employee contributions receivable                               2,737,363     2,371,487
                                                               ----------    ----------
                                                               15,935,950    10,510,933
                                                               ==========    ==========

LIABILITIES AND PLAN EQUITY
Dividend income, net of withholding taxes, payable
 to participants                                                    9,465        41,020
Taxes withheld in respect of dividend income                            -         2,090
Plan equity                                                    15,926,485    10,467,823
                                                               ----------    ----------
                                                               15,935,950    10,510,933
                                                               ==========    ==========





See notes to the financial statements.



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Morgan Stanley UK Group Profit Sharing Scheme
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STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
for the years ended 31 December 1995, 1994 and 1993




                                                                  1995             1994         1993
                                                    Notes            $                $            $
CASH DIVIDEND
Distribution from Morgan Stanley Group
 Inc. Common Stock                                             160,989          167,520      127,435
Less: United States tax withheld                                24,148           25,105       19,115
                                                            ----------      -----------   ----------
NET DIVIDENDS                                                  136,841          142,415      108,320

Gain on sale/transfer of Morgan Stanley Group
 Inc. Common Stock                                     2       518,552          183,380      465,762
Change in unrealised appreciation of
 investments                                           3     3,158,900      (1,791,131)    1,287,954

EMPLOYEE CONTRIBUTIONS
Current year                                                 2,737,495        2,371,487    1,834,116
                                                            ----------      -----------   ----------
INCOME FOR THE YEAR                                          6,551,788          906,151    3,696,152

Less:    Dividend income payable to participants               128,791          134,006      100,238
         Income tax payable                                      8,050            8,409        8,082
         Withdrawals disbursed to employees                    828,659          289,513      486,901
         Value of shares transferred to employees              127,626           97,680      403,774
                                                            ----------      -----------   ----------
INCREASE IN PLAN EQUITY                                      5,458,662          376,543    2,697,157
PLAN EQUITY AT 1 JANUARY                                    10,467,823       10,091,280    7,394,123
                                                            ----------      -----------   ----------
PLAN EQUITY AT END OF YEAR                                  15,926,485       10,467,823   10,091,280
                                                            ==========      ===========   ==========


See notes to the financial statements.


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Morgan Stanley UK Group Profit Sharing Scheme
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NOTES TO THE FINANCIAL STATEMENTS
at 31 December 1995, 1994 and 1993




SCHEME DESCRIPTION
On 12 November 1987, the Morgan Stanley UK Group Profit Sharing Scheme was established in the United Kingdom by a trust deed made between Morgan Stanley Group Inc., its subsidiary Morgan Stanley UK Group and Noble Lowndes Settlement Trustees Limited. The scheme allows employees of Morgan Stanley UK Group to accumulate pre-tax profit share contributions in the form of shares of Morgan Stanley Group Inc. common stock.

ELIGIBILITY
Full time employees of Morgan Stanley UK Group with at least one year of service, commencing from the first of the month after the date of joining, are eligible to participate in the scheme. Employees may elect to participate in the scheme for the full amount of their profit share, up to a maximum of the lesser of 10% of UK base salary or (pound)8,000.

FUNDING POLICY
Amounts invested by employees are invested by Noble Lowndes Settlement Trustees Limited, as trustee, in Morgan Stanley Group Inc. shares which are held by the trustee in their name on the employee's behalf. Shares in respect of the previous qualifying period are appropriated to employees within two weeks of 31 December (the qualifying date). Trustee fees and brokerage commissions are borne by Morgan Stanley UK Group, the employer.

During the first two years after allocation (the Retention Period) certain statutory restrictions apply limiting members' ability to deal in or withdraw their shares. After the Retention Period, members may withdraw their shares or instruct the trustees to sell their shares and withdraw the cash proceeds. The cost of withdrawals from the scheme is determined on a first in first out basis within the relevant employee allocation.

TAXATION
The United Kingdom Board of Inland Revenue has approved the scheme under
Schedule 9, UK Finance Act 1978 and the scheme is thus exempt from taxation.

Employee contributions to the scheme are not liable to income tax if shares are held by the Trustees for at least five years after appropriation. If employees' shares are sold prior to the end of the five year period, some or all of the income tax benefits are lost.


1.      ACCOUNTING POLICIES

FOREIGN CURRENCIES
Monetary assets and liabilities denominated in currencies other than US dollars are translated at the rate of exchange ruling at the balance sheet date except for employee contributions receivable, which are translated at the rate ruling at

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Morgan Stanley UK Group Profit Sharing Scheme
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NOTES TO THE FINANCIAL STATEMENTS
at 31 December 1995, 1994 and 1993


the time of share purchase, which occurs shortly after the balance sheet date. Transactions in foreign currencies are translated at the approximate rate of exchange ruling at the date of the transaction.

VALUATION OF INVESTMENTS
The investments are recorded at market value based on the closing market prices on the New York Stock Exchange.

DIVIDEND INCOME
Dividend income is recorded when the applicable dividends are declared. Dividends are received net of US withholding tax and are allocated to participants according to their shareholdings.



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        Morgan Stanley UK Group Profit Sharing Scheme
        ------------------------------------------------------------------------
        NOTES TO THE FINANCIAL STATEMENTS
        at 31 December 1995, 1994 and 1993



2.      CHANGES IN HOLDINGS OF MORGAN STANLEY GROUP INC COMMON STOCK

                                                            Number   Average cost            Total
                                                         of shares      per share             cost

        At 1 January 1993                                  108,335         34.219        3,707,162
        Add: Purchase, January 1993                         23,947         55.995        1,340,903
                                                           -------         ------        ---------
                                                           132,282         38.161        5,048,065
        Less: Sales of shares during the year               (8,474)        15.436         (130,802)
               Transfer of shares during the year           (7,099)        41.430         (294,111)
                                                           -------         ------        ---------
        At 31 December 1993                                116,709         39.613        4,623,152
        Add: Purchase, January 1994                         26,280         69.791        1,834,116
                                                           -------         ------        ---------
                                                           142,989         45.159        6,457,268
        Less: Sales of shares during the year               (4,297)        25.933         (111,436)
                Transfer of shares during the year          (1,466)        63.013          (92,377)
                                                           -------         ------        ---------
        At 31 December 1994                                137,226         45,570        6,253,455

        Add: Purchase January 1995                          39,564         59.944        2,371,619
                                                           -------         ------        ---------
                                                           176,790         48.787        8,625,074

        Less: Sales of shares during the year              (11,518)        28.562         (328,974)
                 Transfer of shares during the year         (1,686)        64.507         (108,759)
                                                           -------         ------        ---------
        At 31 December 1995                                163,586         50.049        8,187,341
                                                           =======         ======        =========

        Each stock purchase was made in one transaction representing more than 5% of the current value of the scheme at the beginning of the year.


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Morgan Stanley UK Group Profit Sharing Scheme
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NOTES TO THE FINANCIAL STATEMENTS
at 31 December 1995, 1994 and 1993




Sale/transfer of shares in Morgan Stanley Group Inc Common Stock:

                                           1995             1994             1993
                                              $                $                $

Aggregate proceeds of sales             828,659          289,513          486,901
Aggregate cost of sales                (328,974)        (111,436)        (130,802)
                                       --------         --------         --------
Net gain on sales                       499,685          178,077          356,099
                                       --------         --------         --------
Aggregate proceeds of transfers         127,626           97,680          403,774
Aggregate cost of transfers            (108,759)         (92,377)        (294,111)
                                       --------         --------         --------
Net gain on transfers                    18,867            5,303          109,663
                                       --------         --------         --------
                                        518,552          183,380          465,762
                                       ========         ========         ========

Cost has been determined on a first in, first out basis within the relevant employee allocation.




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    Morgan Stanley UK Group Profit Sharing Scheme
    ----------------------------------------------------------------------------
    NOTES TO THE FINANCIAL STATEMENTS
    at 31 December 1995, 1994 and 1993

3.  CHANGE IN UNREALISED APPRECIATION OF INVESTMENTS
    At 31 December 1995 the closing price on the New York Stock Exchange for Morgan Stanley Group Inc common stock was $80.625 per share.

                                                                     Average
                                                        Number          cost          Total
                                                     of shares     per share           cost

    Market value at 31 December 1995                   163,586        80.625     13,189,121
    Average cost at 31 December 1995                   163,586        50.049      8,187,342
                                                                                -----------
    Unrealised appreciation at 31 December 1995                                   5,001,779
    Unrealised appreciation at 31 December 1994                                   1,842,879
                                                                                -----------
    Increase in unrealised appreciation                                           3,158,900
                                                                                ===========

    Market value at 31 December 1994                   137,226        59.000      8,096,334
    Average cost at 31 December 1994                   137,226        45.570      6,253,455
                                                                                -----------
    Unrealised appreciation at 31 December 1994                                   1,842,879
    Unrealised appreciation at 31 December 1993                                   3,634,010
                                                                                -----------
    Decrease in unrealised appreciation                                         (1,791,131)
                                                                                ===========

    Market value at 31 December 1993                   116,709        70.750      8,257,162
    Average cost at 31 December 1993                   116,709        39.613      4,623,152
                                                                                -----------
    Unrealised appreciation at 31 December 1993                                   3,634,010
    Unrealised appreciation at 31 December 1992                                   2,346,056
                                                                                -----------
    Increase in unrealised appreciation                                           1,287,954
                                                                                ===========

4.  NUMBER OF PARTICIPANTS


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   Morgan Stanley UK Group Profit Sharing Scheme
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   NOTES TO THE FINANCIAL STATEMENTS
   at 31 December 1995, 1994 and 1993



   There were 543 participants as of 31 December 1995, 548 participants as of 31 December 1994 and 406 participants as of 31 December 1993.


5. SUBSEQUENT EVENT

   On 4 January 1996 a two for one stock split was declared on Morgan Stanley Group Inc. shares.





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